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                                                                   Exhibit 10.36

                        SUMMARY OF OPERATING AGREEMENT


This Summary of Operating Agreement ("Summary") is entered into this 4th day of February, 2000, by and between SBC Telecom, Inc. ("SBCT "), a wholly owned subsidiary of SBC Communications Inc. ("SBC"), Telefonos de Mexico S.A. de C.V. ("Telmex") and Network Access Solutions Corporation ("NAS") (collectively the "Parties") and sets forth the agreement concerning operational, resale and marketing interaction between SBCT and NAS and Telmex and NAS in connection with Telmex and SBC's proposed initial loan and purchase of convertible preferred shares issued by NAS (the "Equity Investment"). The terms and conditions set forth herein are binding upon the Parties for a period of one (1) year or until part or all of this Summary is superceded by one or more of the definitive agreements contemplated by this Summary. The Parties shall use their best efforts to negotiate definitive agreements within sixty (60) days.

1.   RECITALS

     WHEREAS, NAS is a provider of local telecommunications/DSL services with operations in Delaware, Maryland, Massachusetts, New York, Pennsylvania, Virginia and the District of Columbia;

     WHEREAS, NAS has announced plans to expand aggressively in those states and in other states;

     WHEREAS, Telmex, through a wholly owned subsidiary, is making an investment in NAS and will have access to NAS services and participation in operating and network decisions outlined herein;

     WHEREAS, SBCT has announced plans to offer local telecommunications services in geographical areas in at least 30 major metropolitan areas;

     WHEREAS, SBCT intends to provide xDSL service ("xDSL" includes, but is not limited to, DSL, ADSL, IDSL and SDSL services) to its customers on a nationwide basis, through its own facilities and through arrangements with other providers of such services;

     WHEREAS, NAS desires to make modifications to its network and business operations in order to more closely align its network and business operations with the future network and business operations of SBCT and Telmex; and

     WHEREAS, a major form of consideration that SBCT and Telmex is receiving for making the Equity Investment is the execution of this Summary and a definitive agreement covering marketing, systems integration, collocation, cooperative network development, joint product development and such other matters as the Parties may agree (the "Operating Agreements") and a definitive resale agreement.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

2.   SALES AND MARKETING

     a. NAS and SBCT, and NAS and Telmex, shall each enter into negotiations for the purpose of reaching an agreement for SBCT's and / or Telmex's resale of NAS's telecommunications services including, but not limited to, xDSL services (the "Resale Agreement"). NAS's wholesale prices to SBCT and Telmex shall be the lowest of: 1) the lowest wholesale price extended by NAS to any other customer; 2) the wholesale price at which such services are available from other telecommunications carriers in the primary metropolitan statistical area ("PMSA"), provided, however, that under this subparagraph (2) NAS's wholesale prices shall include a reasonable profit margin; or 3) NAS's direct cost attributable to the service, plus a reasonable rate of return, subject to mutually agreed upon costing methodologies.

     b. For services provided by NAS and resold by SBCT and / or Telmex, SBCT and NAS, and Telmex and NAS, will jointly establish benchmark service level agreements, service intervals and service guarantees due from NAS. The Parties will agree on incentives to assure attainment of agreed upon service levels.

     c. SBCT, Telmex and each of their affiliates (including, without limitation, Prodigy) shall have the ability to purchase wholesale services from NAS; provided, however, that such ability to purchase wholesale services shall not apply to Section 3 (Collocation), herein.

     d. SBCT, Telmex and each of their affiliates (including, without limitation, Prodigy) shall have the right to resell NAS telecommunications services, each under their own brand, and to establish their own marketing programs, sales collateral and other promotional material.

     e. NAS and SBCT, and NAS and Telmex, shall enter into discussions for the negotiation of an agreement with NAS to allow NAS to sell certain SBCT and / or Telmex services.

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

3.   COLLOCATION

     a. SBCT, at its option, may lease space from NAS inside any collocation space NAS currently has or has ordered from another party where there is excess capacity or inside any other space used by NAS to provision service. SBCT may deploy equipment of its choosing in the collocation space, except that, to the extent that NAS has DSL equipment in place or current plans to deploy DSL equipment in that collocation space that will deliver xDSL-based services in the timeframe required by SBCT and in accordance with SBCT's existing requirements, SBCT shall not provide xDSL services using its own equipment located in NAS's collocation space, except that SBCT may provide DSL service if no valid resale agreement is in place with NAS. If SBCT changes its existing requirements, the deployment of SBCT's DSL equipment in NAS's collocation space shall be subject to the Network Committee review process for network architecture under the network development provisions of this Agreement. If NAS deploys DSL equipment in the future in the shared collocation space that is capable of serving SBCT's DSL requirements, SBCT shall provision no additional DSL customers using SBCT's equipment in NAS's collocation space. The Parties further agree that they will expeditiously work out collocation issues with respect to Boston, Miami, Seattle and other cities where SBCT is having difficulty meeting its deployment targets. If SBCT and NAS have not entered into a resale agreement by June 1, 2000, then (a) SBCT may not request additional collocation space after December 31, 2000, and (b) SBCT may not request additional collocation space after June 1, 2000 in any given PMSA if SBCT is already collocated or has ordered collocation at 10 or more central offices in that PMSA where NAS has collocation space; provided that the restrictions set forth in clauses (a) and (b) shall be of no further effect if SBCT and NAS enter into a resale agreement after June 1, 2000.

     b. The space shall be provided by NAS at the lowest of: 1) the lowest price extended by NAS to any other carrier; 2) the price at which such space is available from other carriers in the PMSA, provided, however, that under this subparagraph (2) NAS's prices shall include a reasonable profit margin; or 3) NAS's direct cost attributable to providing the space plus a reasonable rate of return, subject to mutually agreed upon costing methodologies. To provide SBCT with time to assess its collocation space needs, until June 1, 2000, NAS will not lease to any third party any collocation space that NAS now occupies or has ordered without SBCT's prior consent, nor will NAS lease to any third party prior to December 1, 2000 any collocation space for which SBCT has advised NAS by June 1, 2000 that SBCT intends to lease.

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

     c. At SBCT's option, NAS shall jointly plan with SBCT where and when to acquire new collocation spaces and the physical requirements of NAS's new collocation spaces in order to allow SBCT to share collocation space with NAS, except that in operating territories where an SBC affiliate is an ILEC, NAS shall make the final determination on any new collocation space. Each Party will be responsible for its pro rata share of the direct costs and mutually acceptable indirect costs of the jointly planned collocation space based on each Party's allocated space.

     d. NAS represents that it has or will acquire the contractual ability to share collocation space with SBCT under the terms of its interconnection agreements or collocation tariffs with the owners of the space and that nothing contained in this section shall cause NAS to be in breach of any contractual or tariff obligation.

     e. Telmex and NAS will negotiate in good faith the terms and conditions of the collocation and other agreements, consistent with the terms and conditions provided to SBCT. NAS will apply the necessary flexibility and devote the necessary resources to develop a long term, mutually beneficial relationship with Telmex in these matters.

4.  NETWORK COMMITTEE

     a. SBCT, Telmex and NAS shall establish a Network Committee comprised of an equal number of representatives from each Party. The Network Committee will operate under rules agreed to by the Parties. Except within operating territories where an SBC affiliate is the ILEC, the Committee shall be responsible for network architecture, network buildout, collocation planning and such other functions as the Parties may agree upon. In operating territories where an affiliate of SBC is an ILEC, NAS shall be solely responsible for its own network architecture, network buildout and collocation planning function.

     b.   Committee Management

          1) The Network Committee will meet monthly (or as otherwise agreed by the Parties) at a time and place agreed upon by the members. Meetings may also be called by any Party on 14 days written notice to the other Parties, except in cases of emergency, where as much notice will be given as practicable.

          2) Unless agreed by the other Parties, no matter can be finally resolved unless it was disclosed in an agenda with sufficient particularity to reasonably disclose the nature of the matter.

          3)  A quorum shall consist of at least one member from each Party.

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          4)   Members may participate in a meeting by teleconference and may designate an alternate member to participate in a meeting on their behalf.

          5) NAS, Telmex and SBCT shall jointly establish, with the assistance of counsel, rules and procedures governing the conduct of Committee meetings.

          6) Each Party will designate a Project Manager to serve as the principal contact for matters related to the subject matter of this Summary.

          7) SBCT, Telmex and NAS shall each have as many votes as they have representatives on the Network Committee, regardless of whether each representative participates in a meeting.

          8) The Parties shall attempt in good faith to promptly resolve any dispute arising out of this Summary or out of the definitive agreements contemplated herein ("Dispute") by negotiation between the designated Project Manager for each Party. Any Party may provide written notice of a Dispute, which will set forth the nature of the dispute and the identity of representatives in addition to the Project Manager who will attend settlement meetings. After the receipt of a written notice of a Dispute, the representatives of the Parties shall meet as soon as practicable at mutually acceptable times and places. If a Dispute has not been resolved within 30 days of the receipt of written notice, the Dispute shall be referred to the CEO of NAS, the President of SBCT, and the Senior Officer of Telmex for resolution.

5.  NETWORK ARCHITECTURE

     a. The Network Committee will jointly test, evaluate and approve proposed network platforms, network equipment and network architecture to be used in NAS's network.

     b. NAS will deploy the network platforms and establish network architecture, and will use the equipment vendors, approved by SBCT and Telmex, provided however, that SBCT or Telmex shall not require NAS to use network platforms or establish network architecture which would have a material adverse effect on NAS's ability to provide service to its customers nor shall anything preclude NAS from using any network platforms or network architecture it wishes-- provided that such network platforms and network architecture do not adversely affect the services SBCT and / or Telmex obtains or has requested from NAS.

6.  NETWORK BUILDOUT

     a. The Network Committee will jointly evaluate and approve proposals to build out new NAS network facilities, which may include, but is not limited to, transport, central offices, collocation and equipment ("Network Facilities"). NAS will build out new Network Facilities as directed by the unanimous vote of the Network Committee.

     b. In the event that NAS wants to build out new Network Facilities and cannot obtain the agreement of the SBCT and Telmex members(s), nothing in this section shall prevent NAS from building out such Network Facilities.

     c. In the event that SBCT or Telmex wants NAS to build out new Network Facilities and cannot obtain the agreement of the NAS members(s), NAS shall build out the Network Facilities as a Mandatory Project as set forth in subparagraph (e) below.

     d. Notwithstanding any other provision of this Section 6 (Network Buildout) NAS shall establish new Network Facilities to support the provision of xDSL services in the PMSAs listed in Attachment A. SBCT shall have the right to amend the list upon reasonable notice. The xDSL service shall meet SBCT's specifications and shall be deployed in accordance with SBCT's reasonable timeline.

     e.   Mandatory Project

          1) Should a Network Facilities build out proposal fail to receive the necessary approval of the Network Committee due to the failure of NAS to support it, either SBCT or Telmex may require NAS to initiate the proposal as a Mandatory Project. NAS shall commence efforts on the Mandatory Project within one (1) month of receiving notice from SBCT or Telmex to proceed with the Mandatory Project.

          2) Notwithstanding the immediately preceding subparagraph 1), SBCT or Telmex may, instead of pursuing the proposal as a Mandatory Project, undertake the project on its own or with a third party. In such case, NAS will cooperate with SBCT or Telmex and will use its best efforts to integrate a Mandatory Project into the existing infrastructure of NAS's network.

          3) If NAS is required to complete a Mandatory Project, SBCT and / or Telmex shall pay NAS: (i) all reasonable, identifiable fully loaded direct expenses associated with the Mandatory Project,

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

               plus (ii) the reasonable cost of capital investments directly required by the Mandatory Project, less (iii) any cost savings, tax benefits or other benefits attributable to the Mandatory Project. Cost savings shall be estimated, and then adjusted when actual data becomes available. Mandatory Projects shall be subject to mutually agreed upon costing methodologies.

          4) At Telmex's or SBCT's option, SBCT or Telmex will either: (i) own all aspects of the Mandatory Project, including facilities, intellectual property and rights to use; or (ii) lease from NAS the exclusive rights to use all aspects of the Mandatory Project for the life of the equipment for $1 per year plus operating costs.

          5)   SBCT and Telmex shall have reasonable audit rights.

7.  SYSTEMS INTEGRATION

     a. The Parties use certain systems to process, analyze, store and retrieve data. These systems include, but are not limited to, revenue systems (which include, among others, systems for pre-ordering, ordering, service activation, service assurance and billing) and administrative systems (which include, among others, payroll, personnel and accounting systems) (collectively, the "Data Systems").

     b. NAS and SBCT, and NAS and Telmex, shall, as soon as reasonably practicable following the execution of Resale Agreements, develop electronic methods of exchanging information related to pre-ordering, ordering, service activation, service assurance and billing for NAS services under their separate resale relationships. NAS and SBCT, and NAS and Telmex, will establish manual processes for use until electronic processes are in place.

     c. NAS, Telmex and SBCT shall each bear its own cost of developing and/or otherwise providing the manual and electronic methods of information exchange. Costs for all shared facilities or capabilities shall be borne equally by the Parties on a pro-rata basis.

8.  PRODUCT DEVELOPMENT

     a. SBCT and NAS, and Telmex and NAS, shall actively participate in joint product development processes, including but not limited to, identification and evaluation of new products and product functionalities, and decisions on whether to develop or acquire the desired product functionality.

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

     b. SBCT and NAS, and Telmex and NAS, will agree as to both the functionality of jointly deployed products and the timing of the marketing and delivery of such products.

     c. To the extent joint product development results in characteristics not otherwise available in the market, the Parties (either SBCT and NAS or Telmex and NAS) will agree on the terms and conditions upon which these products are to be made available to customers and other telecommunications carriers.

     d. SBCT and NAS, and Telmex and NAS, will share intellectual property rights in jointly developed products.

9.   TERM

     The term of the definitive Operating Agreements and Resale Agreements shall be five (5) years from the date such agreements are executed.

10.  CONFIDENTIALITY

     Except to the extent required to be disclosed by law or pursuant to an order of a court or agency with jurisdiction, each Party shall hold in confidence the provisions of this Summary and any proprietary or confidential information received pursuant to the negotiations surrounding this Summary and shall use such proprietary or confidential information only to fulfill its obligations or enforce its rights under this Summary or to consummate a definitive agreement between the Parties covering the subject matter of this Summary. Each Party shall use the same efforts to safeguard any proprietary or confidential information received pursuant to this Summary as it uses to protect its own proprietary or confidential information. Each Party shall have the right to enforce this confidentiality obligation by injunctive relief, including specific performance. This confidentiality obligation shall remain in effect for a period of twelve (12) months after the expiration of this Summary.

11.  COMPLIANCE WITH LAWS

     Nothing in this Summary shall obligate a Party to take any action that violates any applicable governmental law, regulation, order, or policy of the FCC or any other governmental entity, including, but not limited to, any provisions of the Federal Communications Act of 1934, as amended ("Act") and the antitrust laws of the United States and the respective States. In no event shall a Party be obligated to perform any acts or to abstain from performing any act if, in the Party's reasonable judgment, after consulting with the other Parties, performance or non-performance will violate the Act or any applicable law regulation, order, policy of the FCC, any antitrust laws, or any other law or regulation.

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

12.  OTHER TERMS AND CONDITIONS

     The definitive Operating Agreement between the Parties shall, at a minimum, contain terms and conditions covering intellectual property rights, prohibition on solicitation of employees, transition upon termination, representations and warranties, indemnification, limitation of liability and coordination on publicity.

13.  CHANGE IN CONTROL

     In the event of an NAS Change in Control Event, as defined in the Stock Purchase Agreement by and between SBC and NAS, and Telmex and NAS, SBCT and Telmex shall have the right to terminate the Operating Agreements and the Resale Agreements for 180 days after the NAS Change in Control Event by providing notice to NAS, and such termination shall occur 60 days after giving such notice.

14.  MISCELLANEOUS

     Nothing in this Summary permits NAS to influence or control any aspect of network deployment or operation of Telmex, SBC, or an SBC affiliate, within SBC's ILEC operating territory.


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

IN WITNESS WHEREOF, the Parties hereto have signed this Summary, or have caused this Summary to be signed in their respective names by an officer, hereto duly authorized, on the date first written above.


SBC Telecom, Inc.

By: ______________________________

Name: __________________________

Title: ___________________________



Telefonos de Mexico S.A. de C.V.

By: ____________________________

Name: __________________________

Title: ___________________________



Network Access Solutions Corporation

By: _____________________________

Name: __________________________

Title: ___________________________

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                                 ATTACHMENT A

          PMSA's For NAS Deployment of Network Facilities

          Boston                        Nashville
          Miami                         Raleigh
          Seattle                       Norfolk
          Ft. Lauderdale                Louisville
          New York City                 New Orleans
          Washington, DC                Tucson
          Baltimore
          Atlanta
          Philadelphia
          Phoenix
          Minneapolis
          Denver
          Nassau, NY
          Bergen-Passaic, NJ
          Newark, NJ
          Middlesex, NJ
          Orlando
          Tampa
          Salt Lake City
          West Palm Beach
          Portland
          Charlotte
          Buffalo
          Memphis


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